Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD THIRD QUARTER FISCAL 2024 RESULTS
Marcus Hotels & Resorts and Marcus Theatres Significantly Outperformed Their Respective Industries; Record Third Quarter for Company and Both Divisions; Company Completes $10 Million in Share Repurchases
Milwaukee, October 31, 2024 … The Marcus Corporation (NYSE: MCS) today reported record results for the third quarter fiscal 2024 ended September 26, 2024.

“Results for the third quarter of fiscal 2024 were driven by strong contributions from both divisions, with Marcus Hotels & Resorts and Marcus Theatres each significantly outperforming their respective industries,” said Gregory S. Marcus, chief executive officer of The Marcus Corporation. “We delivered record third quarter revenue and earnings in both of our divisions and as a company. Marcus Hotels & Resorts benefited from strong room rates during the Republican National Convention in Milwaukee, and Marcus Theatres achieved growth with a markedly improved film slate that played particularly well with audiences in our markets. As we look ahead to the remainder of the year and into 2025, we are encouraged by trends within both businesses, including an impressive array of high-quality films headed for the big screen this holiday season and into 2025 and continued improvements in group bookings in our hotel division. Turning to our balance sheet, we completed the retirement of our convertible debt to eliminate any future dilution, and our confidence in the future was also highlighted by our decision to repurchase nearly $10 million of our shares during the quarter.”
Third Quarter Fiscal 2024 Highlights
•Total revenues for the third quarter of fiscal 2024 were a record $232.7 million, an 11.4% increase from total revenues of $208.8 million for the third quarter of fiscal 2023.
•Operating income was a record $32.8 million for the third quarter of fiscal 2024, a 56.6% increase compared to operating income of $20.9 million for the prior year quarter.
•Net earnings was a record $23.3 million for the third quarter of fiscal 2024, a 90.6% increase compared to net earnings of $12.2 million for the same period in fiscal 2023. Net earnings for the third quarter of fiscal 2024 was negatively impacted by $1.5 million, or $0.05 per share, of debt conversion expense and related tax impacts of the previously announced convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net earnings was $24.8 million for the third quarter of fiscal 2024.
•Net earnings per diluted common share was $0.73 for the third quarter of fiscal 2024, a 128.1% increase compared to net earnings per diluted common share of $0.32 for the third quarter of fiscal 2023. Excluding the impacts of the convertible senior notes repurchases, net earnings per diluted common share was $0.78 for the third quarter of fiscal 2024.
•Adjusted EBITDA was a record $52.3 million for the third quarter of fiscal 2024, a 23.5% increase compared to Adjusted EBITDA of $42.3 million for the prior year quarter.

First Three Quarters Fiscal 2024 Highlights
•Total revenues for the first three quarters of fiscal 2024 were $547.2 million, a 3.7% decrease from total revenues of $568.0 million for the first three quarters of fiscal 2023.
•Operating income was $18.4 million for the first three quarters of fiscal 2024, compared to operating income of $32.8 million for the first three quarters of fiscal 2023.
•Net loss was $8.8 million for the first three quarters of fiscal 2024, compared to net income of $16.2 million for the for the first three quarters of fiscal 2023. Net loss for the first three quarters of fiscal 2024 was negatively impacted by $16.5 million, or $0.52 per share, of debt conversion expense and related tax impacts of the previously announced convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net earnings was $7.7 million for the first three quarters of fiscal 2024.
•Net loss per diluted common share was $0.28 for the first three quarters of fiscal 2024, compared to net earnings per diluted common share of $0.46 for the first three quarters of fiscal 2023. Excluding the impacts of the convertible senior notes repurchases, net earnings per diluted common share was $0.24 for the first three quarters of fiscal 2024.
•Adjusted EBITDA was $76.5 million for the first three quarters of fiscal 2024, compared to Adjusted EBITDA of $90.5 million for the first three quarters of fiscal 2023.
Marcus Theatres®

For the third quarter of fiscal 2024, Marcus Theatres reported total revenues of $143.8 million, a 13.6% increase compared to the third quarter of fiscal 2023. Division operating income of $21.8 million increased 91.3% in the third quarter of fiscal 2024 and Adjusted EBITDA of $33.2 million increased 24.3% during the same period compared to the prior year quarter. Division total revenue, operating income, and Adjusted EBITDA were records for the fiscal third quarter.

Marcus Theatres’ attendance grew 7.1% at same store theatres during the third quarter of fiscal 2024 compared to the same period the prior year. As a result, the division outperformed the industry by 5.7 percentage points during the third quarter of fiscal 2024. An improved film slate featuring record-breaking films that played well with audiences in our markets drove growth and outperformance. The division’s Everyday Matinee, which offers a $7 ticket for children and seniors for all shows starting before 4 p.m., as well as Marcus Theatres’ enhanced Value Tuesday promotion, which brought back a free complimentary size popcorn for members of the Magical Movie Rewards loyalty program, also positively contributed to Marcus Theatres’ outperformance.

During the third quarter fiscal 2024, average ticket price increased 2.6% with an increased percentage of ticket sales coming from Premium Large Format (PLF) screens and evening showings, partially offset by attendance associated with Value Tuesday and other promotional offerings. Average concession revenues per person increased 7.9% during the third quarter compared to the prior year quarter.

“While the WGA and SAG-AFTRA strikes impacted results for the first half of the year, we are pleased that the lingering effects seem to be further in the rearview mirror as demonstrated by the significant improvements in our third quarter fiscal 2024 results,” said Mark A. Gramz, president of Marcus Theatres. “A larger number of exciting blockbuster films performed particularly well in our Midwestern markets during the quarter, including record-breaking Inside Out 2 and Deadpool & Wolverine, as well as Despicable Me 4, Twisters and It Ends With Us. The remainder of the fourth quarter of fiscal 2024 includes an exciting slate of diverse films, including the highly anticipated debuts of Gladiator II, Wicked, and Moana 2. Throughout this holiday season, moviegoers will be treated to a full slate of great movies that appeal to a wide range of audiences, ending the year on a much higher note than it started.”

Marcus Theatres’ top five highest-performing films in the third quarter of fiscal 2024 were Deadpool & Wolverine, Despicable Me 4, Twisters, Inside Out 2 and Beetlejuice Beetlejuice.

While film schedule changes may occur, new films planned to be released during the remainder of fiscal 2024 that have the potential to perform very well include: Gladiator II, Wicked, Moana 2, Lord of The Rings: The War of the Rohirrim, Mufasa: The Lion King, and Sonic the Hedgehog 3.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts reported total revenues before cost reimbursements of $79.0 million in the third quarter of fiscal 2024, a 9.6% increase over the prior year period. Division operating income of $17.0 million increased 18.5% in the third quarter of fiscal 2024 and Adjusted EBITDA of $23.1 million increased 18.7% over the same prior year period. Division total revenue, operating income, and Adjusted EBITDA were records for the fiscal third quarter.

Revenue per available room, or RevPAR, increased 9.8% at comparable company-owned hotels during the third quarter of fiscal 2024 compared to the third quarter of fiscal 2023. As a result, the division outperformed the industry by 8.4 percentage points.

“Our record third quarter fiscal 2024 results were favorably impacted by the Republican National Convention in Milwaukee, continued improvements in our group business, and the summer leisure travel season,” said Michael R. Evans, president of Marcus Hotels & Results. “While we anticipate some softening of our leisure business as we head into the traditionally slower winter travel months, our team is continuing to capitalize on the growth of group business, especially midweek. Our high-quality hotels and resorts - including the newly renovated Pfister Hotel in Milwaukee and Grand Geneva Resort & Spa in Lake Geneva, Wisconsin – are well positioned to continue capturing accelerating group demand with our outstanding team delivering memorable moments for every guest who walks through our doors.”

Group booking pace for the remainder of fiscal 2024 is running ahead of the same period in fiscal 2023. Fiscal 2025 booking pace is running significantly ahead compared to the same period last year, excluding bookings related to the Republican National Convention in July 2024, with banquet and catering booking pace running similarly ahead.

In October, four Marcus Hotels & Resorts properties earned high honors in Condé Nast Traveler’s Readers’ Choice Awards. The Pfister Hotel and Saint Kate – The Arts Hotel, both in Milwaukee, were named among the Top Hotels in the Midwest. Grand Geneva Resort & Spa in Lake Geneva,Wisconsin was named the #2 Top Resort in the Midwest, and the Kimpton Hotel Monaco Pittsburgh was recognized as the #2 Top Hotel in the Mid-Atlantic. The Condé Nast Traveler Readers’ Choice Awards are the longest-running and most prestigious recognition of excellence in the travel industry and are commonly known as “the best of the best of travel.”

Return of Capital to Shareholders

During the third quarter of fiscal 2024, the Company repurchased approximately 693,000 shares of common stock for $9.7 million in cash. During the first three quarters of fiscal 2024, the Company has returned $16.5 million in capital to shareholders through share repurchases and dividends paid.

“Our strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Chad M. Paris, chief financial officer and treasurer of The Marcus Corporation.

Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $248.6 million in cash and revolving credit availability at the end of the third quarter of fiscal 2024.

During the second and third quarters of fiscal 2024, the Company completed the previously announced repurchases of $86.4 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2025 (the “Convertible Senior Notes”). On September 19, 2024, the Company entered into an agreement to repurchase and retire an additional $13.5 million aggregate principal amount of Convertible Senior Notes, and entered into unwind agreements to terminate a corresponding portion of the existing capped call transactions. The additional repurchase and unwind transactions closed on October 11, 2024. The final cash cost of the $99.9 million aggregate principal amount of Convertible Senior Notes repurchases, net of the cash received from the unwind of the capped call transactions, was $103.3 million. Following the completion of the repurchases, the Company has retired substantially all of the $100 million of Convertible Senior Notes, with $0.1 million remaining outstanding.

In connection with the repurchases, the required accounting for the transactions resulted in the Company recognizing $1.4 million and $15.3 million of debt conversion expense during the third quarter and first three quarters of fiscal 2024, respectively, while the unwind of the capped call transactions resulted in a $4.7 and $17.6 million increase in shareholders equity during the third quarter and first three quarters of fiscal 2024, respectively. In addition, income tax expense (benefit) during the first three quarters of fiscal 2024 was negatively impacted by $1.2 million for the related noncash tax impacts of the capped call unwind.

In addition, during the third quarter of fiscal 2024 the Company completed a private placement offering of $100 million aggregate principal amount of senior notes in two tranches: $60 million aggregate principal amount of 6.89% senior notes due 2031 and $40 million aggregate principal amount of 7.02% senior notes due 2034. The net proceeds of the offering were used to refinance the repurchases and for general corporate purposes.

These refinancing transactions significantly simplified the Company’s capital structure and extended debt maturities.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Thursday, October 31, 2024, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 935227. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.
A telephone replay of the conference call will be available through Thursday, November 14, 2024, by dialing 1-866-813-9403 and entering passcode 167289. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 995 screens at 79 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2024	September 28, 2023	September 26, 2024	September 28, 2023
Revenues:
Theatre admissions	$68,980	$63,652	$158,156	$180,274
Rooms	40,019	36,456	88,728	82,959
Theatre concessions	62,118	54,551	141,230	156,633
Food and beverage	22,283	20,214	57,718	53,980
Other revenues	28,876	23,908	71,112	65,024
	222,276	198,781	516,944	538,870
Cost reimbursements	10,392	9,985	30,303	29,179
Total revenues	232,668	208,766	547,247	568,049

Costs and expenses:
Theatre operations	68,460	62,742	165,563	180,716
Rooms	12,300	11,594	32,875	31,232
Theatre concessions	24,062	20,738	57,463	59,069
Food and beverage	16,084	15,266	45,027	43,285
Advertising and marketing	6,645	6,025	18,448	16,703
Administrative	23,202	19,854	67,234	59,171
Depreciation and amortization	17,274	19,158	49,988	51,028
Rent	6,631	6,592	19,474	19,679
Property taxes	4,442	4,663	12,061	13,952
Other operating expenses	10,279	10,290	29,890	29,577
Loss on disposition of property, equipment and other assets	115	242	95	1,019
Impairment charges	—	684	472	684
Reimbursed costs	10,392	9,985	30,303	29,179
Total costs and expenses	199,886	187,833	528,893	535,294

Operating income	32,782	20,933	18,354	32,755

Other income (expense):
Investment income	809	445	1,674	1,064
Interest expense	(3,062)	(2,869)	(8,160)	(8,970)
Other income (expense)	(390)	(477)	(1,121)	(1,355)
Debt conversion expense	(1,410)	—	(15,318)	—
Equity earnings (losses) from unconsolidated joint ventures	(9)	75	(446)	(127)
	(4,062)	(2,826)	(23,371)	(9,388)

Earnings (loss) before income taxes	28,720	18,107	(5,017)	23,367
Income tax expense	5,406	5,873	3,756	7,133
Net earnings (loss)	$23,314	$12,234	(8,773)	16,234

Net earnings (loss) per common share - diluted	$0.73	$0.32	$(0.28)	$0.46

Weighted average shares outstanding - diluted	32,031	40,974	32,002	40,935

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 26, 2024	December 28, 2023

Assets:

Cash and cash equivalents	$28,415	$55,589
Restricted cash	4,630	4,249
Accounts receivable	28,309	19,703
Assets held for sale	—	—
Other current assets	26,391	22,175
Property and equipment, net	686,993	682,262
Operating lease right-of-use assets	168,404	179,788
Other assets	103,817	101,337

Total Assets	$1,046,959	$1,065,103

Liabilities and Shareholders' Equity:

Accounts payable	$39,284	$37,384
Income taxes	847	—
Taxes other than income taxes	17,730	18,585
Other current liabilities	76,317	80,283
Current portion of finance lease obligations	2,546	2,579
Current portion of operating lease obligations	14,315	15,290
Current maturities of long-term debt	10,460	10,303
Finance lease obligations	10,989	12,753
Operating lease obligations	167,384	178,582
Long-term debt	162,633	159,548
Deferred income taxes	34,719	32,235
Other long-term obligations	47,443	46,389
Equity	462,292	471,172

Total Liabilities and Shareholders' Equity	$1,046,959	$1,065,103

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended September 26, 2024
Revenues	$143,843	$88,738	$87	$232,668
Operating income (loss)	21,761	17,041	(6,020)	32,782
Depreciation and amortization	11,347	5,789	138	17,274
Adjusted EBITDA	33,187	23,074	(3,986)	52,275

13 Weeks Ended September 28, 2023
Revenues	$126,585	$82,098	$83	$208,766
Operating income (loss)	11,377	14,377	(4,821)	20,933
Depreciation and amortization	14,258	4,817	83	19,158
Adjusted EBITDA	26,695	19,446	(3,811)	42,330

39 Weeks Ended September 26, 2024
Revenues	$326,565	$220,432	$250	$547,247
Operating income (loss)	18,803	17,996	(18,445)	18,354
Depreciation and amortization	33,900	15,701	387	49,988
Adjusted EBITDA	54,412	34,489	(12,375)	76,526

39 Weeks Ended September 28, 2023
Revenues	$359,811	$207,975	$263	$568,049
Operating income (loss)	32,707	15,450	(15,402)	32,755
Depreciation and amortization	37,063	13,706	259	51,028
Adjusted EBITDA	71,749	30,372	(11,635)	90,486
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
Consolidated	September 26, 2024	September 28, 2023	September 26, 2024	September 28, 2023
Net cash flow provided by (used in) operating activities	$30,497	$21,316	$51,374	$68,642
Net cash flow provided by (used in) investing activities	(17,757)	(10,240)	(58,397)	(26,882)
Net cash flow provided by (used in) financing activities	(17,480)	(19,848)	(19,770)	(26,184)
Capital expenditures	(18,487)	(9,940)	(53,770)	(25,836)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2024	September 28, 2023	September 26, 2024	September 28, 2023
Net earnings (loss)	$23,314	$12,234	$(8,773)	$16,234
Add (deduct):
Investment income	(809)	(445)	(1,674)	(1,064)
Interest expense	3,062	2,869	8,160	8,970
Other expense (income)	390	477	1,121	1,355
(Gain) Loss on disposition of property, equipment and other assets	115	242	95	1,019
Equity (earnings) losses from unconsolidated joint ventures	9	(75)	446	127
Income tax expense (benefit)	5,406	5,873	3,756	7,133
Depreciation and amortization	17,274	19,158	49,988	51,028
Share-based compensation (a)	2,225	1,313	7,157	5,000
Impairment charges (b)	—	684	472	684
Theatre exit costs (c)	—	—	136	—
Insured losses (recoveries) (d)	(206)	—	239	—
Debt conversion expense (e)	1,410	—	15,318	—
Other non-recurring (f)	85	—	85	—
Adjusted EBITDA	$52,275	$42,330	$76,526	$90,486

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	13 Weeks Ended September 26, 2024				39 Weeks Ended September 26, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$21,761	$17,041	$(6,020)	$32,782	$18,803	$17,996	$(18,445)	$18,354
Depreciation and amortization	11,347	5,789	138	17,274	33,900	15,701	387	49,988
(Gain) loss on disposition of property, equipment and other assets	126	(11)	—	115	99	(4)	—	95
Share-based compensation (a)	159	255	1,811	2,225	763	796	5,598	7,157
Impairment charges (b)	—	—	—	—	472	—	—	472
Theatre exit costs (c)	—	—	—	—	136	—	—	136
Insured losses (recoveries) (d)	(206)	—	—	(206)	239	—	—	239
Other non-recurring (f)	—	—	85	85	—	—	85	85
Adjusted EBITDA	$33,187	$23,074	$(3,986)	$52,275	$54,412	$34,489	$(12,375)	$76,526

	13 Weeks Ended September 28, 2023				39 Weeks Ended September 28, 2023
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$11,377	$14,377	$(4,821)	$20,933	$32,707	$15,450	$(15,402)	$32,755
Depreciation and amortization	14,258	4,817	83	19,158	37,063	13,706	259	51,028
(Gain) loss on disposition of property, equipment and other assets	233	9	—	242	537	482	—	1,019
Share-based compensation (a)	143	243	927	1,313	758	734	3,508	5,000
Impairment charges (b)	684	—	—	684	684	—	—	684
Adjusted EBITDA	$26,695	$19,446	$(3,811)	$42,330	$71,749	$30,372	$(11,635)	$90,486

(a)Non-cash expense related to share-based compensation programs.
(b)Non-cash impairment charges related to one permanently closed theatre location in the second quarter of fiscal 2024 and one permanently closed theatre location in fiscal 2023.
(c)Non-recurring costs related to the closure and exit of one theatre location in the second quarter of fiscal 2024.

(d)Repair costs and insurance recoveries that are non-operating in nature related to insured property damage at one theatre location.
(e)Debt conversion expense for repurchases of $99.9 million aggregate principal amount of Convertible Notes. See Convertible Senior Notes Repurchases in the “Liquidity and Capital Resources” section of MD&A included in the fiscal 2024 third quarter Form 10-Q for further discussion.
(f)Other non-recurring includes professional fees related to convertible debt repurchase transactions.